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                                                                    EXHIBIT 99.1

[DEVX ENERGY LETTERHEAD]


                      (FORMERLY QUEEN SAND RESOURCES, INC.)

NEWS RELEASE
FOR IMMEDIATE RELEASE

FOR MORE INFORMATION:      EDWARD J. MUNDEN
                           PRESIDENT AND CEO
                           (613) 230-7211 / 227
                           www.devxenergy.com

                   DEVX ENERGY, INC. APPOINTS NEW BOARD MEMBER

DALLAS, TEXAS - NOVEMBER 15, 2000 - DEVX ENERGY, INC. (NASDAQ: DVXE) announced today that it has appointed Patrick J. Keeley to the Board of Directors. Mr. Keeley joined FBR as the Managing Director of its Energy and Industrial Group in January, 1998. Mr. Keeley was previously a partner with the law firm of Fulbright & Jaworski LLP where he represented oil and gas producers, pipelines, distribution companies, refineries, and independent power producers in commercial transactions. He practiced before the Federal Energy Regulatory Commission, the Department of Energy, the Department of the Interior and various federal and state courts and commissions. Prior to joining Fulbright & Jaworski in 1977, Mr. Keeley served as assistant to the General Counsel of the Federal Power Commission in Washington, D.C. Mr. Keeley has served on the board of several public and private energy and banking companies and mutual funds. Mr. Keeley received his J.D. degree from Fordham University in 1975 and a degree in business administration from Georgetown University in 1970.

In a conference call this morning, the Company noted that as of September 30, 2000, its estimated "SEC PV-10" was $258 million based on prices of $30.83 per barrel of oil and $5.13 per Mmbtu of natural gas. The Company also stated that it intends to change its fiscal year end from June 30th to December 31st effective as of December 31, 2000.

DevX Energy, Inc. is an independent energy company engaged in the exploration, development, exploitation and acquisition of on-shore oil and natural gas properties in conventional producing areas of North America. Our properties are concentrated in six producing areas or basins and over 50% of our proved reserves are concentrated in south and east Texas.

We make forward-looking statements in this document, and in our public documents to which we refer, that are subject to risks and uncertainties in addition to those set forth above. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "estimates," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those we express in our forward-looking statements. These and other risks are described in the company's publicly filed documents and reports that are available from the company and from the SEC.